UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 26, 2021

Date of Report

(Date of earliest event reported)

APPLife Digital Solutions, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-227878	82-4868628
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 California St.

Suite 1500

San Francisco, CA 94111

Phone: (415) 439-5260

(Address and Telephone Number of Registrant’s Principal Executive Offices and Principal Place of Business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On February 26, 2021, APPlife Digital Solutions, Inc. (the “Company”) entered into a membership purchase agreement (the “Agreement”) with Global Hemp Service, LLC, a Delaware limited liability company (“Global Hemp”).  Under the terms of the Agreement, the Company shall acquire fifteen percent (15%) of the outstanding and fully diluted membership interests of Global Hemp and a two and one-half percent (2.5%) gross revenues of Global Hemp, payable quarterly, in exchange for the Company providing Global Hemp with a perpetual, royalty free, worldwide, non-exclusive license to use the Company’s market ready website and mobile website e-commerce platform to market, distribute, and sell hemp, CBD and other related business to business and business to consumer products.  The Company also has the exclusive right to purchase an additional thirty six percent (36%) once Global Hemp reaches certain revenue goals.

Global Hemp is a global online distributor of hemp and CBD products and their business model is distributing business to business and business to consumer products throughout the world. Global Hemp’s line of hemp and CBD products will initially include hemp textile, hemp paper goods, hemp plastic alternatives, hemp building materials, hemp personal products (toilet paper, sanitary napkins and tampons) hemp seed chicken feed, livestock feed, and organic CBD oils and organic products for use in manufacturing.

The foregoing information is a summary of the Agreement described above, is not complete, and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.  Readers should review the Agreement for a complete understanding of the terms and conditions of the transaction described above.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 26, 2021, the Company acquired the membership interests from Global Hemp described in Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(d)Exhibits.

Exhibit NumberDescription____________________________________________

10.1Membership Interest Purchase Agreement dated February 26, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 3, 2021

APPLIFE DIGITAL SOLUTIONS, INC.

/s/ Matthew Reid

Matthew Reid

Principal Executive Officer